Exhibit 4.2

STOCKHOLDERS’ AGREEMENT

among

LINCOLN TECHNICAL INSTITUTE, INC.,

BACK TO SCHOOL ACQUISITION, L.L.C.,

and

FIVE MILE RIVER CAPITAL PARTNERS LLC

Dated as of September 15, 1999

ii

STOCKHOLDERS’ AGREEMENT, dated as of September  15, 1999 among LINCOLN TECHNICAL INSTITUTE, INC., a New Jersey corporation (the “Company”); BACK TO SCHOOL ACQUISITION, L.L.C., a Delaware limited liability company (“Stonington”); and FIVE MILE RIVER CAPITAL PARTNERS LLC, a Delaware limited liability company, formerly known as Hart/LTI, LLC (“FMRCP”).

WHEREAS, by a Stock Option Agreement, dated June 21, 1999, between Stonington and FMRCP, Stonington granted an option to FMRCP to acquire 6,459 shares of common stock, no par value per share, of the Company (“Common Stock”) held by Stonington (the “FMRCP Option”); and

WHEREAS, as a condition to the exercise of the FMRCP Option and in order to make certain agreements with respect to their respective rights and obligations as holders of Common Stock, the parties hereto have determined that it is in their best interests to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.

“Agreement” or “this Agreement” means this Stockholders’ Agreement, dated as of September 15, 1999, among the Company and each of the other parties signatory hereto, and all amendments hereto made in accordance with the provisions of Section 5.11.

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“By-Laws” means the Company’s by-laws, as in effect from time to time.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc. (“S&P”) or Moody’s Investors Service, Inc.; or (c) commercial paper maturing not more than one year from the date of issuance thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s Investors Service, Inc.

“Certificate of Incorporation” means the Company’s Certificate of Incorporation as in effect from time to time.

“Commission” means the Securities and Exchange Commission, and any successor commission or agency having similar powers.

“Common Stock” has the meaning specified in the recitals to this Agreement.

“Company” has the meaning specified in the preamble to this Agreement.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Value” means (a) as to publicly traded securities, the average of the daily closing prices or last reported sales price, as applicable, or if closing prices or last reported sales prices are not available, the average of the highest reported bid and the lowest reported asked price, for the ten (10) consecutive trading days ending on the most recent trading day prior to the date of determination, and (b) as to other assets, the fair market value of such assets determined in good faith by an independent nationally recognized investment banking firm selected by the Company and approved (which approval shall not be unreasonably withheld) by (i) FMRCP and its Permitted Transferees and (ii) Stonington and its Affiliates, by action of the majority in number of Fully Diluted Shares held by each such group, and which investment banking firm shall have provided no material services to the Company or any Stockholder within the preceding year.

“Fully Diluted Shares” means the aggregate of (a) the number of Shares issued and outstanding (other than Shares held in the treasury of the Company or held by any Subsidiary) and (b) the number of Shares issuable upon (i) the exercise of any then outstanding options, warrants or similar instruments (other than such instruments held by the Company or any Subsidiary) and (ii) the exercise of any conversion or exchange rights with respect to any outstanding securities or instruments (other than such securities or instruments held by the Company or any Subsidiary).

“FMRCP” has the meaning specified in the preamble to this Agreement.

“FMRCP Option” has the meaning specified in the preamble to this Agreement.

“Marketable Securities” means securities that are (a) (i) securities of or other interests in any Person that are traded on a national securities exchange, reported on the Nasdaq Stock Market System or otherwise actively traded over-the-counter or (ii) debt securities of an issuer that has debt or equity securities that are so traded or so reported on and which a nationally recognized securities firm has agreed to make a market in, and (b) not subject to restrictions on transfer as a result of any applicable contractual provisions or the provisions of the Securities Act or, if subject to such restrictions under the Securities Act, are also subject to registration rights reasonably acceptable to Stonington.

“Other Stockholder” means any of FMRCP and any of its Permitted Transferees.

“Permitted Transferee” means, in the case of FMRCP, (a) any of their Affiliates and (b) any Person with respect to which the Stockholders agree that they have no objection if a Sale of Shares is made to such Person.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Public Company” means that, as of the date of determination, the shares of Common Stock that have been sold in Public Offerings shall equal not less than 10% of the Fully Diluted Shares.

“Public Offering” means an underwritten public offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act.

“Registrable Shares” means the Shares, including the Shares issued or issuable pursuant to the FMRCP Option and any securities issued or issuable with respect to any Shares by way of conversion, exchange, replacement, stock dividend, stock split or other distribution or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.  For purposes of this Agreement, any Registrable Shares shall cease to be Registrable Shares when (a) a registration statement covering such Registrable Shares has been declared effective and such Registrable Shares have been disposed of pursuant to such effective registration statement, (b) such Registrable Shares are sold by a Person in a transaction in which the rights under the provisions of this Agreement are not assigned or (c) such Registrable Shares are sold pursuant to Rule 144(k) (or any similar provision then in force, but not Rule 144A) under the Securities Act without registration under the Securities Act.

“Restricted Shares” means all Shares other than (a) Shares that have been registered under a registration statement pursuant to the Securities Act; (b) Shares with respect to which a Sale has been made in reliance upon, and in accordance with, Rule 144; or (c) Shares with respect to which the holder thereof shall have delivered to the Company either (i) a written opinion, in form and substance reasonably satisfactory to the Company, of counsel, who shall be reasonably satisfactory to the Company, or (ii) a “no action” letter from the Commission, to the effect that subsequent transfers of such Shares may be effected without registration under the Securities Act.

“Rule 144” means Rule 144 (or any successor provision) under the Securities Act.

“Rule 144 Transaction” means any Sale of Shares made in reliance upon, and in accordance with, Rule 144.

“Sale” means any sale, assignment, transfer, distribution or other disposition of Shares or of a participation or other right therein, whether voluntarily or by operation of law.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Share” means any share of Common Stock.

“Stockholder” means each Person (other than the Company) who or which shall be a party to this Agreement, whether in connection with the execution and delivery hereof as of the date hereof, pursuant to Section 3.06 or otherwise, so long as such Person shall own, beneficially or of record, any Shares.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, joint venture, association or other entity, all of the capital stock or other similar equity interests of which, are owned beneficially and of record by such Person directly or indirectly through one or more intermediaries.

“Stonington” has the meaning specified in the preamble to this Agreement.

“Third Party” means, with respect to any Stockholder, any Person, other than (i) the Company, (ii) any Subsidiary of the Company or (iii) any Affiliate of such Stockholder or, in the case of FMRCP, any Person described in clause (a) of the definition of Permitted Transferee.

ARTICLE II

CERTAIN AGREEMENTS

SECTION 2.01.  Voting.  FMRCP hereby agrees to vote all Shares owned or held of record by it as directed by Stonington at any annual or special stockholders’ meeting, or to take all actions by written consent in lieu of any such meeting as directed by Stonington.  In particular:

(i)                                   Board.  FMRCP hereby agrees to vote all Shares owned or held of record by it in favor of P.J. Santangelo (or his designee) whenever nominated to be a director of the Company, so long as Stonington shall confirm to FMRCP that, at the time of the proposed election, P.J. Santangelo and James Santangelo collectively own Shares constituting at least 5% of the outstanding Shares.

(ii)                                Certificate of Incorporation and By-Laws.  For such time as P.J. Santangelo and James Santangelo and their Permitted Transferees hold any Shares, FMRCP agrees for the benefit of P.J. Santangelo and James Santangelo, not to vote in favor of any amendments to the

Certificate of Incorporation or the By-Laws that in any way would affect P.J. Santangelo or James Santangelo adversely in a manner different from the other holders of Common Stock.

FMRCP hereby agrees that P.J. Santangelo and James Santangelo shall be expected beneficiaries of this Section 2.01.

SECTION 2.02.  Company Financial Statements.  For such time as FMRCP and its Permitted Transferees (other than the Persons described in clause (b) of the definition of Permitted Transferee) hold any Shares, the Company agrees to provide each of them with (i) unaudited quarterly financial statements of the Company within 45 days of the end of each fiscal quarter of the Company and (ii) audited financial statements of the Company within 90 days of the end of each fiscal year of the Company.

ARTICLE III

RESTRICTIONS ON TRANSFER

SECTION 3.01.  General Restriction.  The Other Stockholders, agree that they will not, directly or indirectly, make or solicit any Sale of, or create, incur, solicit or assume any Encumbrance with respect to, any Share, except in compliance with the Securities Act and this Agreement.  Notwithstanding the foregoing, FMRCP and its Permitted Transferees may make or solicit sales to Permitted Transferees, subject to compliance with this Article III.

SECTION 3.02.  Legends.  (a)  The Company shall affix to each certificate evidencing Shares of the Other Stockholders a legend in substantially the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  NO REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS SUCH TRANSFER IS MADE IN CONNECTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH ACT DOES NOT APPLY.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A

STOCKHOLDERS’ AGREEMENT, DATED AS OF SEPTEMBER 15, 1999, AS IT MAY THEREAFTER BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.  NO REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.

(b)                              The Company shall affix to each certificate evidencing Shares of any Stockholder a legend in substantially the following form:

THE HOLDER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS ENTITLED TO CERTAIN RIGHTS AND SUBJECT TO CERTAIN OBLIGATIONS AS SET FORTH IN A STOCKHOLDERS’ AGREEMENT, DATED AS OF SEPTEMBER 15, 1999, AS IT MAY THEREAFTER BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

(c)                               In the event that any Shares shall cease to be Restricted Shares, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Shares without the first paragraph of the legend required by Section 3.02(a) endorsed thereon; provided, however, that such holder shall furnish the Company or its transfer agent such certificates, legal opinions or other information as the Company or its transfer agent may reasonably require to confirm that the legend is not required on such certificate.  In the event that any Shares shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Shares without the second paragraph of the legend required by Section 3.02(a).  In the event that any Shares shall cease to be entitled to any rights and subject to any obligations set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Shares without the legend required by Section 3.02(b).

SECTION 3.03.  Certain Restrictions on Transfer.  (a) So long as Stonington and/or its Affiliates own at least twenty percent (20%) of the then outstanding Shares, each Other Stockholder agrees that such Other Stockholder will not, directly or indirectly, make any Sale of, or create, incur, or assume any Encumbrance with respect to, any Shares held by such Other Stockholder other than any Sale or Encumbrance to a Permitted Transferee (other than the Persons described in clause (b) of the definition of Permitted Transferee), without first granting Stonington and/or its Affiliates, the option to acquire those Shares in accordance with this Section 3.03.

(b)                              If an Other Stockholder receives a bona fide offer that such Other Stockholder desires to accept from a Third Party with respect to the Sale of such Other Stockholder’s Shares, such

Other Stockholder shall give to Stonington written notice (the “Transfer Notice”) of such proposed Sale, specifying the proposed transferee, the number of Shares proposed to be disposed of, the proposed purchase price to be received in exchange therefor, and the other material terms of the proposed Sale.  Delivery of the Transfer Notice to Stonington shall constitute an irrevocable offer to sell such Shares to Stonington on the terms and conditions set forth therein; provided, however, that if the proposed purchase price set out in the Transfer Notice is other than all cash, such Other Stockholder shall accept an amount of cash equivalent to the Fair Value of such non-cash consideration, such Fair Value to be determined at the cost of the Company.

(c)                               Stonington shall have the right, exercisable by written notice given to such Other Stockholder within ten (10) Business Days after receipt of such Transfer Notice, to purchase (or to cause an Affiliate of Stonington to purchase) all, but not less than all, of the Shares specified in such Transfer Notice at the purchase price and on the other terms set forth therein.

(d)                              If Stonington exercises its right of first refusal pursuant to this Section 3.03, the closing of the purchase of the Shares with respect to which such right has been exercised shall take place within five Business Days after Stonington gives notice of such exercise.  If Stonington does not exercise its right of first refusal pursuant to this Section 3.03 within the time specified for such exercise, the Other Stockholder shall be free during the 90-day period following the expiration of such time to sell the Shares specified in such Transfer Notice to the Person specified therein for the consideration (or at any price in excess thereof) and on substantially the same terms (or on other terms more favorable to the Other Stockholder) specified therein.

SECTION 3.04.  Rights to Participate in Certain Sales.  (a)  (i) Neither Stonington nor any of its Affiliates shall, in one or more transactions, directly or indirectly, make any Sale of Shares held by them constituting more than forty-five percent (45%) of the then outstanding Shares to any Third Party or Third Parties, unless the terms and conditions of such Sale shall include an offer to include, at the option of the Other Stockholders, in such Sale to the Third Party or Third Parties, the number of Shares then owned by such Other Stockholders, as determined by Section 3.04(a)(iii).

(ii)                                If Stonington and/or any of its Affiliates receives from a Third Party or Third Parties a bona fide offer or offers to purchase or otherwise acquire (for purposes of this Section an “Offer”) any Shares held by Stonington or such Affiliates (for purposes of this Section 3.04, the “Offered Shares”) that, together with Shares previously disposed of by Stonington or any of such Affiliates to Third Parties aggregate more than forty-five percent (45%) of the then outstanding Shares (such Shares, together with the Offered Shares, for purposes of this Section 3.04, the “Tag-Along Shares”), and Stonington and/or such Affiliates intends to sell such Offered Shares to such Third Party or Third Parties, then Stonington and such Affiliate (for purposes of this Section 3.04, the “Prospective Sellers”) shall jointly provide written notice (for purposes of this Section 3.04, the “Offer Notice”) of such Offer to each of the Other Stockholders not later than thirty (30) days prior to the consummation of the Sale contemplated by the Offer.  The Offer Notice shall identify the Offered Shares, the price offered for such Offered Shares (for purposes of this Section 3.04, the “Offer Price”), all other material terms and conditions of the Offer and, in the case of an Offer in which the consideration payable for Offered Shares consists in whole or in part of consideration other than cash, such information relating to such other consideration as may be reasonably necessary to ascertain the value of such other consideration.

(iii)                             Each of the Other Stockholders shall have the right and option, for the period of ten (10) days after the date the Offer Notice is given (for purposes of this Section 3.04, the “Notice Period”), to notify the Prospective Sellers of such Other Stockholder’s interest in selling or otherwise disposing of up to the Pro Rata Portion of such Other Stockholder’s Shares pursuant to the Offer.  For purposes of this subsection 3.04, “Pro Rata Portion” means, with respect to each Other Stockholder, a number of Fully Diluted Shares equal to the product of (x) the total number of Fully Diluted Shares then owned by such Other Stockholder, multiplied by (y) a fraction, the numerator of which shall be the total number of Tag-Along Shares, and the denominator of which shall be the total number of Shares owned by the Prospective Sellers on the date of the first sale of Tag-Along Shares.

(iv)                            Each Other Stockholder desiring to sell such Other Stockholder’s Pro Rata Portion of Shares pursuant to this Section 3.04 shall, prior to the expiration of the Notice Period, provide the Prospective Sellers with a written notice specifying the number of Shares as to which such Other Stockholder has an interest in selling or otherwise disposing of pursuant to the Offer (for purposes of this Section 3.04, a “Notice of Interest”), and shall deliver to the Prospective Sellers, to be held in trust, (A) the certificate or certificates evidencing the Shares to be sold or otherwise disposed of by such Other Stockholder duly endorsed in blank or accompanied by written instruments of transfer in form reasonably satisfactory to the Prospective Sellers executed by such Other Stockholder; (B) an instrument of assignment reasonably satisfactory to the Prospective Sellers assigning, as of the consummation of the Sale to the Third Party or Third Parties, all of such Stockholder’s rights under this Agreement with respect to the Shares to be sold or otherwise disposed of (to the extent assignable); (C) a special irrevocable power-of-attorney authorizing the Prospective Sellers, on behalf of such Other Stockholder, to sell or otherwise dispose of such Shares pursuant to the terms of the Offer (at a price equal to the Offer Price) and to take all such actions as shall be necessary or appropriate in order to consummate such Sale; provided, however, that the Prospective Sellers shall not have the authority to incur or create liabilities or to give representations or warranties on behalf of such Other Stockholder; and (D) wire transfer instruction for payment of the purchase price (if cash) for the purchase of the Other Stockholder’s Shares.  Delivery of such certificate or certificates evidencing the Shares to be sold, the instrument of assignment, the special irrevocable power of attorney authorizing the Prospective Sellers and wire transfer instructions, on behalf of such Other Stockholder, to sell or otherwise dispose of such Shares shall constitute an irrevocable election by such Other Stockholder to authorize and permit the Prospective Sellers to sell such Shares, on behalf of such Other Stockholder, pursuant to the Offer.  The Prospective Sellers shall cause the Third Party to whom or which the Shares of the Other Stockholders are being sold or otherwise disposed of to deliver the appropriate purchase price for the purchase of such Shares to the Other Stockholders, against delivery of the Shares being sold or otherwise disposed of.

(v)                               Each Stockholder shall bear such Stockholder’s own expenses in connection with any such Sale pursuant to this Section 3.04.

(vi)                            If at the end of the Notice Period any Other Stockholder shall not have given a Notice of Interest (and delivered all other required documents) with respect to some or all of such Other Stockholder’s Shares, such Other Stockholder will be deemed to have waived all of such Other Stockholder’s rights under this Section 3.04 with respect to the portion of such Other Stockholder’s Shares for which a Notice of Interest shall not have been given.  If, at the end of the 180-day period following the giving of the Offer Notice, the Prospective Sellers shall not have completed the Sale of all the Offered Shares and the Shares with respect to which any Other Stockholders shall have given Notices of Interest pursuant to this Section 3.04, the Prospective Sellers shall return to such Other Stockholders all certificates evidencing the unsold Shares that such Other Stockholders delivered for Sale pursuant to this Section 3.04 and such Other Stockholders’ related instruments of assignment and powers-of-attorney and the Prospective Sellers shall not consummate the Sale with such Third Party or Third Parties without again complying with the terms and procedures set forth in this Section 3.04, including providing to the Other Stockholders another Offer Notice.

(vii)                         Except as expressly provided in this Section 3.04, no Prospective Seller shall have any obligation to any Other Stockholder with respect to the Sale of any Shares owned by any Other Stockholder in connection with this Section 3.04.  Anything herein to the contrary notwithstanding and irrespective of whether any Notice of Interest shall have been given, no Prospective Seller shall have any obligation to any Other Stockholder to sell or otherwise dispose of any Offered Shares pursuant to this Section 3.04 as a result of any decision by such Prospective Seller not to accept or consummate any Offer or Sale with respect to the Offered Shares (it being understood that any and all such decisions shall be made by such Prospective Seller in its sole discretion).  Except as otherwise permitted herein, no Other Stockholder shall be entitled to sell or otherwise dispose of Shares directly to any Third Party or Third Parties pursuant to an Offer (it being understood that all such Sales shall be made only on the terms and pursuant to the procedures set forth in this Section 3.04).

(b)                              Anything in this Section 3.04 to the contrary notwithstanding, in the event that Stonington and/or its Affiliates shall exercise their rights under Section 3.05, the Other Stockholders shall thereafter have no right pursuant to this Section 3.04 to participate in any Sale pursuant to this Section 3.04 with respect to the Sale the subject of Section 3.05.  Nothing in this Section 3.04 shall affect any of the obligations of any of the Stockholders under any other provision of this Agreement.

SECTION 3.05.  “Drag-Along” Rights.  (a) If Stonington and/or any of its Affiliates shall, in any transaction or series of related transactions, directly or indirectly, propose to make a Sale of Shares constituting more than 50% of the Fully Diluted Shares (for purposes of this Section 3.05, the “Controlling Shares”) to a Third Party or Third Parties (for purposes of this Section 3.05, an “Offer”), Stonington and/or such Affiliates may, at their option, require each of the Other Stockholders to sell the Pro Rata Portion of such Stockholder’s Shares to such Third Party or Third Parties for the same consideration per Share and otherwise upon the same terms and conditions upon which Stonington and/or such Affiliates sell their Shares.  For purposes of this Section 3.05, “Pro Rata Portion” means, with respect to each Other Stockholder, a number of Shares equal to the product of (x) the total number of Fully Diluted Shares then owned by such Other Stockholder, multiplied by (y) a fraction, the numerator of which shall be the total number of Shares proposed to be sold by Stonington and/or such Affiliates, and the denominator of which shall be the total number of Shares then owned by Stonington and/or its Affiliates.

(b)                              (i)  Stonington and/or such Affiliates shall provide a written notice (for purposes of this Section 3.05, the “Offer Notice”) of such Offer to each of the Other Stockholders not later than the fifteenth Business Day prior to the consummation of the Sale contemplated by the Offer.  The Offer Notice shall contain written notice of the exercise of the “drag-along” rights of Stonington and/or its Affiliates pursuant to Section 3.05(a), setting forth the consideration per Share to be paid by the Third Party or Third Parties and the other material terms and conditions of the Offer.  Within ten (10) Business Days following the date the Offer Notice is given, each of the Other Stockholders shall deliver to Stonington and/or such Affiliates, to be held in trust, (A) the certificate or certificates evidencing the Pro Rata Portion of Shares owned or held by such Other Stockholder duly endorsed in blank or accompanied by written instruments of transfer in form reasonably satisfactory to Stonington and/or such Affiliate executed by such Other Stockholder, (B) a special irrevocable power-of-attorney authorizing Stonington and/or such Affiliate, on behalf of such Other Stockholder, to sell or otherwise dispose of such Shares pursuant to the terms of the Offer and to take all such actions as shall be necessary or appropriate in order to consummate such Sale; provided, however, that Stonington and/or such Affiliate shall not have the authority to incur or create liabilities or to give representations and warranties on behalf of such Other Stockholder, and (C) wire transfer instructions for payment of the purchase price of the Other Stockholder’s Shares; provided that no Other Stockholder shall have any liability to any purchaser of the Shares pursuant to the Offer in excess of the aggregate proceeds received by such Other Stockholder in exchange for such Stockholder’s Shares or in a manner that is disproportionate or different from Stonington and its Affiliates.  Stonington and/or such Affiliate shall cause the Third Party to whom or which the Shares of the Stockholders are being sold or otherwise disposed to deliver the appropriate amount of immediately available funds for the purchase of such Shares to the Other Stockholders pursuant to the wire transfer instructions described in clause (C) above.  If in connection with such Sale, Stonington and/or such Affiliate are to receive consideration other than cash, Cash Equivalents or Marketable Securities, each Other Stockholder shall have the right to elect to receive in lieu thereof cash or Cash Equivalents equal to the Fair Value of the consideration otherwise payable to such Other Stockholder.  Such Other Stockholder shall make such election in a written notice to Stonington and/or such Affiliate within ten (10) Business Days following the date the Offer Notice is provided to such Other Stockholder.

(ii)                                Each Stockholder shall bear such Stockholder’s own expenses incurred in connection with a Sale pursuant to this Section 3.05.

(iii)                             If, at the end of the 180-day period following the giving of the Offer Notice, Stonington and/or its Affiliates shall not have completed the Sale of all the Controlling Shares and the Other Stockholders’ Shares delivered pursuant to Section 3.05(b)(i), Stonington and/or its Affiliates shall return to each of the Other Stockholders all certificates evidencing unsold Shares and related powers-of-attorney that such Other Stockholder delivered pursuant to this Section 3.05.

(iv)                            Except as expressly provided in this Section 3.05, Stonington and its Affiliates shall have no obligation to any Other Stockholder with respect to the Sale of any Shares owned by any Other Stockholder in connection with this Section 3.05.  Anything herein to the contrary notwithstanding, Stonington and/or its Affiliates shall have no obligation to any Other Stockholder to sell or otherwise dispose of any Controlling Shares pursuant to this Section 3.05 as a result of any decision by Stonington and/or its Affiliates not to accept or consummate any Offer or Sale with respect to the Controlling Shares (it being understood that any and all such decisions shall be made by Stonington and/or its Affiliates in their sole discretion).  No Other Stockholder shall  be entitled to make any Sale of Shares directly to any Third Party pursuant to an Offer (it being understood that all such Sales shall be made only on the terms and pursuant to the procedures set forth in this Section 3.05).  Nothing in this Section 3.05 shall affect any of the obligations of any of the Stockholders under any other provision of this Agreement.

SECTION 3.06.  Certain Persons to Execute Agreement.  (a)  Each Stockholder agrees that it will not directly or indirectly make any Sale of, or create, incur or assume any Encumbrance with respect to, any Shares held by such Stockholder, unless, prior to the consummation of any such Sale or the creation, incurrence or assumption of any such Encumbrance, the Person to whom or which such Sale is proposed to be made or the Person in whose favor such Encumbrance is proposed to be created, incurred or assumed (for purposes of this Section 3.06, a ”Prospective Transferee”) (i) executes and delivers to the Company an agreement, in form and substance reasonably satisfactory to the Company, whereby such Prospective Transferee confirms that, with respect to the Shares that are the subject of such Sale or Encumbrance, it shall be deemed to be a “Stockholder” for the purposes of this Agreement and agrees to be bound by all the terms of this Agreement and (ii) delivers to the Company a written opinion of counsel, satisfactory in form and substance to the Company, to the effect that the agreement referred to above that is delivered by such Prospective

Transferee is a legal, valid and binding obligation of such Prospective Transferee enforceable against such Prospective Transferee in accordance with its terms.  Upon the execution and delivery by such Prospective Transferee of the agreement referred to in clause (i) of the next preceding sentence and, the delivery of the opinion of counsel referred to in clause (ii) of the next preceding sentence, such Prospective Transferee shall be deemed a “Stockholder” for the purposes of this Agreement, and shall have the rights and be subject to the obligations of a Stockholder hereunder with respect to the Shares held by such Prospective Transferee or in respect of which such Encumbrance shall have been created, incurred or assumed.

(b)                              Anything in this Section 3.06 to the contrary notwithstanding, the provisions of this Section 3.06 will not be applicable to (i) any Sale of Shares pursuant to a Public Offering or (ii) any Sale of Shares in a Rule 144 Transaction so long as immediately prior to, and immediately after the consummation of, such Rule 144 Transaction the Company is a Public Company.

SECTION 3.07.  Improper Sale or Encumbrance.  Any attempt by any Stockholder to make any Sale of, or create, incur or assume any Encumbrance with respect to, any Shares not in compliance with this Agreement shall be null and void and the Company shall not give any effect in the Company’s stock records to such attempted Sale or Encumbrance.

ARTICLE IV

REGISTRATION RIGHTS

SECTION 4.01.  Incidental Registration.  If at any time the Company determines that it shall file a registration statement under the Securities Act (other than a registration statement on a Form S-4 or S-8 or filed in connection with an exchange offer or an offering of securities solely to the Company’s employee benefit plans) on any form that would also permit the registration of the Registrable Shares and such filing is to be on behalf of the Company and/or on behalf of selling holders of its securities for the general registration of its Common Stock to be sold for cash, the Company shall each such time promptly give each Other Stockholder written notice of such determination setting forth the date on which the Company proposes to file such registration statement, which date shall be no earlier than thirty (30) days from the date of such notice, and advising each Other Stockholder of its right to have such Other Stockholder’s Registrable Shares included in such registration; provided that the Other Stockholders shall not have any right to have their Registrable Shares included in the initial public offering of the Company if no other Stockholder has its Registrable Shares so included.  Upon the written request of any Other Stockholder received by the Company no later than fifteen (15) days after the date of the Company’s notice, the Company shall use all reasonable efforts to cause to be registered under the Securities Act all of the Registrable Shares that each Other Stockholder has so requested to be registered.  If, in the written opinion of the managing underwriter (or, in the case of a non-underwritten offering, as reasonably determined by the Board and communicated in writing to the Stockholders), the total amount of such securities to be so registered, including such Registrable Shares, will exceed the maximum amount of the Company’s securities which can be marketed (i) at a price reasonably related to the then current market value of such securities, or (ii) without otherwise materially and adversely affecting the entire offering, then the Company shall be entitled to reduce the number of Registrable Shares to be sold in the offering by the Other Stockholders, and any other stockholders of the Company exercising incidental registrations rights similar to those set forth herein, to that number which in the written opinion of the managing underwriter (or, in the case of a non-underwritten offering, as reasonably determined by the Board and communicated in writing to the Other Stockholders) would permit all such securities (including Shares held by any other stockholder of the Company who proposes to exercise such incidental registration rights) to be so marketed.  Such reduction shall be allocated among the Other Stockholders in proportion (as nearly as practicable) to the amount of Registrable Shares owned by each such Other Stockholder and the number of Shares owned by any other stockholders of the Company which are sought to be included in the registration statement by such other stockholders of the Company, all measured at the time of filing the registration statement.

SECTION 4.02.  Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 4.01 that the Other Stockholders shall furnish to the Company such information regarding themselves, the Registrable Shares held by them, and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

SECTION 4.03.  Expenses of Registration.  All expenses incurred in connection with each registration pursuant to Section 4.01, excluding underwriters’ discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees (including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance), fees of the National Association of Securities Dealers, Inc. or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, fees and disbursements of counsel for the Company, and the fees and disbursements of one counsel for the selling Other Stockholders (which counsel shall be selected by the Other Stockholders holding a majority in interest of the Registrable Shares being registered), shall be paid by the Company.  The Other Stockholders shall bear and pay the underwriting commissions and discounts applicable to securities offered for their account in connection with any registrations, filings and qualifications made pursuant to this Agreement.

SECTION 4.04.  Underwriting Requirements.  In connection with any underwritten offering, the Company shall not be required under Section 4.01 to include Registrable Shares in such underwritten offering unless the Other Stockholders holding such Registrable Shares accept the terms of the underwriting of such offering that have been reasonably agreed upon between the Company and the underwriters selected by the Company and which are customary with respect to such an offering and not inconsistent with this Article IV.  No such Other Stockholder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Other Stockholder, such Other Stockholders’ Registrable Shares and such Stockholders’ intended method of distribution customarily given to underwriters and any other representation required by law.

SECTION 4.05.  Registration Procedures.  If and whenever the Company is required by the provisions of Section 4.01 to effect the registration of any Registrable Shares under the Securities Act, the Company shall, as expeditiously as possible:

(a)                               furnish to each Other Stockholder of Registrable Shares covered by such registration statement and each underwriter thereof, if any, such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement filed under Rule 424 under the Securities Act, and such other documents, as such Other Stockholder and underwriter may reasonably request in order to facilitate the public sale or other disposition of such Registrable Shares;

(b)                              use all reasonable efforts to register or qualify all Registrable Shares covered by such registration statement under such other securities laws or blue sky laws of such jurisdictions as any Other Stockholder thereof and any underwriter thereof shall reasonably request; and

(c)                               notify each Other Stockholder of Registrable Shares covered by such registration statement and each underwriter thereof, if any, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon the Company’s discovery that, or upon the happening of any event of which the Company has knowledge as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such Other Stockholder or such underwriter promptly prepare and furnish to such Other Stockholder or such underwriter, if any, a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

SECTION 4.06.  Rule 144 Information.  With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Shares to the public without registration, at all times after ninety (90) days after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

(i)                                   make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii)                                use its reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(iii)                             furnish to each Other Stockholder holding Registrable Shares forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Other Stockholder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Other Stockholder to sell any Registrable Shares without registration.

SECTION 4.07.  Indemnification.  In the event any Registrable Shares are included in a registration statement under Section 4.01:

(a)                               The Company shall indemnify and hold harmless each Other Stockholder, such Other Stockholder’s managers, directors and officers, each Person who participates in the offering of such Registrable Shares, including underwriters (as defined in the Securities Act), and each Person, if any, who controls such Stockholder or participating Person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder, and shall reimburse each such Other Stockholder, such Other Stockholder’s managers, directors and officers, such participating person or controlling person for any legal or other expenses reasonably incurred by them (but not in excess of expenses incurred in respect of one counsel for all of them unless there is an actual conflict of interest between any indemnified parties, which indemnified parties may be represented by separate counsel) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 4.07(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); provided further that the Company shall not be liable to any Other  Stockholder, such Other Stockholder’s managers, directors and officers, participating person or controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Other Stockholder, such Other Stockholder’s directors and officers, participating person or controlling person.  Such indemnity shall remain in full force regardless of any investigation made by or on behalf of any such Other Stockholder, such Other Stockholder’s directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such Other Stockholder.

(b)                              Each Other Stockholder joining in a registration severally and not jointly shall indemnify and hold harmless the Company, each of its directors and officers, each person, if any, who controls the Company within the meaning of the Securities Act, and each agent and any underwriter for the Company (within the meaning of the Securities Act) against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director, officer, controlling person, agent or underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Other Stockholder expressly for use in connection with such registration; and each such Other Stockholder shall reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, agent or underwriter  (but not in excess of expenses incurred in respect of one counsel for all of them unless there is an actual conflict of interest between any indemnified parties, which indemnified parties may be represented by separate counsel) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 4.07(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Other Stockholder (which consent shall not be unreasonably withheld), and provided further that the liability of each Other Stockholder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the net proceeds from the sale of the Shares sold by such Other Stockholder under such registration statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Other Stockholder from the sale of Registrable Securities covered by such registration statement.

(c)                               Promptly after receipt by an indemnified party under this Section 4.06 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.06, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with all reasonable fees and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party.  The failure to notify an indemnifying party promptly of the commencement of any such action, if and to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 4.07, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 4.07.

(d)                              To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.07(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

SECTION 5.01.  Termination.  Unless otherwise expressly provided herein, the obligations of the parties hereto shall terminate on the date upon which the Other Stockholders or their Permitted Transferees cease to own any Shares.

SECTION 5.02.  Conflict with Certificate of Incorporation or By-Laws.  In the event any provision of this Agreement conflicts with any provision of the Certificate of Incorporation or the By-Laws, the terms of this Agreement shall control, and each Stockholder shall vote all Shares which such Stockholder holds of record, and shall take all actions necessary, to ensure that at all times the Certificate of Incorporation and the By-Laws do not conflict with any provision of this Agreement.

SECTION 5.03.  Expenses.  Except as expressly set forth herein, costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Person incurring such costs and expenses.

SECTION 5.04.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.04):

(a)	if to FMRCP:

Five Mile River Capital Partners LLC
131 Rowayton Avenue
Rowayton, CT 06851
Telecopy: (203) 857-6051
Attention: Steven W. Hart

with a copy to:

Finn Dixon & Herling LLP
One Landmark Square
Stamford, CT 06901
Telecopy: (203) 348-5777
Attention: Charles J. Downey III, Esq.

(b)	if to the Company:

Lincoln Technical Institute, Inc.
200 Executive Drive
West Orange, NJ 07052
Telecopy: (973) 243-0841
Attention: President

with a copy to:

Stonington Partners, Inc.
767 Fifth Avenue, 48th Floor
New York, NY 10153
Telecopy: (212) 339-8585
Attention: James J. Burke, Jr.

(c)	if to Stonington:

c/o Stonington Partners, Inc.
767 Fifth Avenue, 48 Floor
New York, NY 10153
Telecopy: (212) 339-8585
Attention: James J. Burke, Jr.

with a copy to:

Shearman & Sterling
599 Lexington Avenue
New York, NY 10022
Telecopy: (212) 848-7179
Attention: Clare O’Brien, Esq.

SECTION 5.05.  Public Announcements.  Unless otherwise required by applicable  law, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION 5.06.  Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 5.07.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law, governmental regulation or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 5.08.  Entire Agreement.  This Agreement and the agreements referred to herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Company, Stonington and FMRCP with respect to the subject matter hereof and thereof.

SECTION 5.09.  Assignment.  Except as expressly provided herein, this Agreement shall not be assigned without the express written consent of each of the Company, Stonington and FMRCP (which consent may be granted or withheld in the sole discretion of each of the Company, Stonington and FMRCP).

SECTION 5.10.  No Third Party Beneficiaries.  Except as set forth in Sections 2.01 and 4.07, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto, their successors and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 5.11.  Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the parties.

SECTION 5.12.  Governing Law.  This Agreement shall be governed by the laws of the State of New York.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in The City of New York, and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding.

SECTION 5.13.  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 5.14.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 5.15.  Waiver of Jury Trial.  Each of the parties hereto irrevocably and unconditionally waives trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Company, Stonington or FMRCP in the negotiation, administration, performance and enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written, by their respective authorized signatories thereunto duly authorized.

LINCOLN TECHNICAL INSTITUTE, INC.

By
Name:
Title:

BACK TO SCHOOL ACQUISITION, L.L.C.

By
Name:
Title:

FIVE MILE RIVER CAPITAL PARTNERS LLC

By: Hart Capital LLC, its manager

By
Name: Steven W. Hart
Title: Authorized Person